Exhibit 99.2
MIC
125 West 55th Street	Telephone +1 212 231 1000
New York, NY 10019	Facsimile +1 212 231 1828
United States	Internet www.macquarie.com/mic
MIC ANNOUNCES COMPLETION OF
SALE OF BAYONNE ENERGY CENTER
NEW YORK, October 15, 2018 — MIC (Macquarie Infrastructure Corporation) (NYSE: MIC) announced that, following the receipt of regulatory and other approvals, it has completed the sale of the Bayonne Energy Center (“BEC”) to an investment fund managed by Morgan Stanley.
BEC is a 644 megawatt, gas-fired, mid-merit electricity generation facility located in Bayonne, NJ. MIC sold BEC for $900 million in cash and assumed debt. The company received cash proceeds of  $649 million, net of customary purchase price adjustments and transaction fees and expenses.
“We are pleased to have completed the sale of BEC in the timeframe we anticipated,” said Christopher Frost, chief executive officer of MIC. “The sale significantly improves MIC’s balance sheet strength and financial flexibility, one of MIC’s key strategic priorities which was outlined earlier in the year.”
MIC has previously indicated that proceeds from the sale of BEC would likely be used to reduce debt and fund a portion of planned growth capital deployments.
About MIC
MIC owns and operates a diversified group of businesses providing basic services to customers in the United States. Its businesses consist of a bulk liquid terminals business, International-Matex Tank Terminals, an airport services business, Atlantic Aviation, entities comprising an energy services, production and distribution segment, MIC Hawaii, and entities comprising a Contracted Power segment. For additional information, please visit the MIC website at www.macquarie.com/mic. MIC-G
For further information, please contact:
Investors Jay A. Davis Investor Relations MIC +1 212-231-1825	Media Melissa McNamara Corporate Communications MIC +1 212-231-1667